Exhibit 99.1

Multi-Color Corporation Announces

Results for Fiscal Year 2010

CINCINNATI, OHIO, May 20, 2010 – Multi-Color Corporation (NASDAQ: LABL) today announced financial results for the fourth quarter and full year ended March 31, 2010, compared with the same periods a year ago.

The Company generated $1.16 in diluted earnings per share (EPS) during fiscal 2010, an increase of 25% compared to $0.93 cents in the prior year. In addition, the Company generated Income from Continuing Operations of $14.3 million.

Fiscal 2010 highlights included:

•

Diluted EPS from continuing operations increased 25% to $1.16 per diluted share from $0.93 cents. Excluding the impacts of the special charges noted below, adjusted diluted EPS from continuing operations increased 3% to $1.14 per diluted share from $1.11. Adjusted income from continuing operations increased 2% to $14.0 million compared to $13.7 million in the prior year.

•

Net revenues decreased 4% to $276.8 million from $289.8 million. The decrease was due to a 6% decline in organic sales partially offset by a 2% favorable foreign exchange impact. The organic sales decline was comprised of a $14.2 million or 5% decrease in sales volume and mix and $4 million or 1% of lower pricing. The 5% sales volume decline is primarily related to lower sales volumes to our top two customers.

•	Gross profit margins remained steady at 18% of sales revenues compared to the prior year.

•

Selling, general and administrative (SG&A) expenses, adjusted for special charges, decreased by 4% compared to the prior year. The special charges included in SG&A expenses for fiscal 2010 were primarily comprised of $1.1 million in severance charges and $940,000 for non-cash fixed asset impairments.

•

On February 12, 2010, the Company entered into a supply agreement to fulfill gravure cylinder requirements. As a part of the agreement, the Company sold certain assets associated with the manufacturing of gravure cylinders for $4.3 million in cash. The Company recorded an after-tax gain of $2.1 million on the sale in its fourth quarter fiscal 2010 financial results.

•

As previously reported, the Company recorded facility closure expenses of $1.2 million ($959,000 after-tax) in connection with the relocation of its corporate headquarters which reduced diluted earnings per share (EPS) by 8 cents.

•

Operating income was steady compared to the prior year at $22.9 million. Excluding the impact of the special items from both periods, adjusted operating income decreased 12% to $23.1 million from $26.4 million due primarily to the decrease in North American organic sales.

•	Interest expense decreased to $4.8 million from $6.8 million due to a $17 million or 16% reduction in bank debt and lower interest rates.

•

The Company’s effective tax rate was 23% in 2010 compared to 30% in 2009 due to income in lower tax jurisdictions and a recognized tax benefit related to a foreign exchange loss on intercompany loans and other items, resulting in a $1 million benefit to income tax expense in the fourth quarter of fiscal 2010. The Company expects its annual effective tax rate to be approximately 30% in fiscal year 2011.

The following table shows adjustments made to Income from Continuing Operations and Diluted EPS from Continuing Operations between reported GAAP and Non-GAAP results for fiscal 2010 and 2009. For a reconciliation of adjustments made to SG&A expenses and Operating Income between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Year Ended 2010 (in thousands)	EPS	Year Ended 2009 (in thousands)	EPS
Income and Diluted EPS from Continuing Operations, as reported	$14,268	$1.16	$11,435	$0.93
Facility Closure Expense	1,149	0.09	1,634	0.13
Gain on Sale of Certain Cylinder Assets	(2,141)	(0.17)	—	—
Other Special Charges	692	0.06	602	0.05

Adjusted Income and Diluted EPS from Continuing Operations (Non-GAAP)	$13,968	$1.14	$13,671	$1.11

Frank Gerace, President and CEO of Multi-Color Corporation stated, “In spite of an extremely challenging economic environment which negatively impacted revenues and the implementation of significant transition plans, I am pleased with our ability to increase adjusted income and earnings per share for the year. I am confident that Multi-Color is well-positioned financially and strategically to take advantage of new growth opportunities. I want to thank our associates for their commitment and dedication in getting through a very difficult year.”

Fourth Quarter Results

•

Diluted EPS from continuing operations increased to $0.38 cents per diluted share from $0.23 cents. Excluding the impacts of the special charges noted below, adjusted diluted EPS from continuing operations decreased to $0.25 cents per diluted share from $0.28 cents due primarily to reduced North American revenues.

•

Net revenues increased 3% to $69.2 million from $67.0 million in the prior year as a 7% favorable foreign exchange impact was partially offset by a 4% organic sales decline primarily with our second largest customer. Approximately one-half of the organic sales decline was due to pricing while the remaining one-half was due to lower sales volume and mix.

•	Gross profit decreased 11% or $1.4 million due primarily to the impact of the decrease in North American revenues.

•

Selling, general and administrative expenses increased by 43% compared to the prior year quarter due primarily to $920,000 in severance charges, $940,000 for non-cash fixed asset impairments and foreign exchange. Adjusted for special charges and foreign exchange, SG&A expenses as a percent of sales were steady at 9% for both periods.

•

On February 12, 2010, the Company entered into a supply agreement to fulfill gravure cylinder requirements. As a part of the agreement, the Company sold certain assets associated with the manufacturing of gravure cylinders for $4.3 million in cash. The Company recorded an after-tax gain of $2.1 million on the sale in its fourth quarter fiscal 2010 financial results.

•

The Company’s income tax expense for the fourth quarter of fiscal 2010 includes a recognized tax benefit related to a foreign exchange loss on intercompany loans and other items, resulting in a $1.0 million benefit to income tax expense. In the fourth quarter of fiscal 2009, the Company realized a tax benefit of $1.0 million related to the finalization of the acquisition tax structure for its international operations. The tax benefit increased EPS by $0.08.

The following tables show adjustments made to Operating Income and Income from Continuing Operations and Diluted EPS from Continuing Operations between reported GAAP and Non-GAAP results for the three months ended March 31, 2010 and 2009. For a reconciliation of adjustments made to SG&A expenses and Operating Income between reported GAAP and Non-GAAP results see the tables in Exhibit B:

	Three Months Ended
	3/31/10 (in thousands)	EPS	3/31/09 (in thousands)	EPS
Income and Diluted EPS from Continuing Operations, as reported	$4,652	$0.38	$2,852	$0.23

Facility Closure Expense	3	—	1,634	0.13

Tax Benefits	(645)	(0.05)	(996)	(0.08)

Gain on Sale of Certain Cylinder Assets	(2,141)	(0.17)	—	—

Other Special Items	1,135	0.09	—	—

Adjusted Income and Diluted EPS from Continuing Operations (Non-GAAP)	$3,004	$0.25	$3,490	$0.28

Nigel Vinecombe, Chief Operating Officer, said that transitional plans are now moving toward completion: “This June quarter will mark the end of our significant transition plans over the last two years in our North American business. These plans started with our new Batavia plant two years ago, then our Framingham HTL plant closure one year ago, plus in the last year, our sale of certain gravure cylinder assets and our corporate office relocation. The management team continues to focus on improving customer service, improving operational effectiveness and efficiencies and reducing overhead costs.”

In relation to the outlook for the year ahead, Mr. Vinecombe says, “In fiscal 2011, our goal is to deliver earnings growth from our existing businesses as a result of our lower cost base and continue to pursue selected acquisitions.”

Fourth Quarter and Fiscal Year 2010 Earnings Conference Call and Webcast

The Company will hold a conference call on May 20, 2010 at 11:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-713-4209 (code 51487671) or for international access, please call 1-617-213-4863 (code 51487671) by 10:45 a.m. (ET). A replay of the conference call will be available at 2:00 p.m. (ET) on May 20, 2010 until midnight (ET) on May 27, 2010, by calling 1-888-286-8010 (code 64736929) if domestic or for international access, please call 1-617-801-6888 (code 64736929). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P7KV88DBV (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.) Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.multicolorcorp.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves International Brand Owners in North, Central and South America, Australia, New Zealand and South Africa via a comprehensive range of the latest Label Technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 1,200 associates across 12 operations globally and is a public company trading on the NASDAQ Global Select Market Exchange (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.multicolorcorp.com.

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Exhibit A

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Twelve Months Ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009

Revenues	$69,219	$67,032	$276,821	$289,763
Cost of Goods Sold	57,753	54,158	228,220	236,957

Gross Profit	11,466	12,874	48,601	52,806
Gross Margin	17%	19%	18%	18%
Selling, General & Administrative	8,625	6,053	27,662	27,388
Gain on Sale of Certain Cylinder Assets	(3,451)	—	(3,451)	—
Facility Closure Expense	4	2,553	1,479	2,553

Operating Income	6,288	4,268	22,911	22,865

Other (Income) Expense	(39)	(22)	(326)	(378)
Interest Expense	1,115	1,290	4,753	6,841

Income from Continuing Operations before Taxes	5,212	3,000	18,484	16,402
Provision for Taxes	560	148	4,216	4,967

Income from Continuing Operations	4,652	2,852	14,268	11,435
Income/(Loss) from Discontinued Operations, Net of Taxes	—	33	—	(137)

Net Income	$4,652	$2,885	$14,268	$11,298

Basic Earnings Per Share:
Income from Continuing Operations	$0.38	$0.23	$1.17	$0.94
Income (Loss) from Discontinued Operations	$—	$—	$—	$(0.01)

Basic Earnings Per Share	$0.38	$0.23	$1.17	$0.93

Diluted Earnings Per Share:
Income from Continuing Operations	$0.38	$0.23	$1.16	$0.93
Income (Loss) from Discontinued Operations	$—	$—	$—	$(0.01)

Diluted Earnings Per Share	$0.38	$0.23	$1.16	$0.92

Basic Shares Outstanding	12,220	12,192	12,209	12,156
Diluted Shares Outstanding	12,347	12,286	12,332	12,355

	Selected Balance Sheet Information (in 000’s) Unaudited
	March 31, 2010	March 31, 2009
Current Assets	$63,881	$56,052
Total Assets	$285,342	$258,208
Current Liabilities	$43,414	$42,521
Total Liabilities	$138,714	$155,176
Stockholders’ Equity	$146,628	$103,032
Total Debt	$85,643	$102,319

Certain prior year amounts have been reclassified to conform to current year reporting.

Exhibit B

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and meaningful year-over-year comparisons of the Company’s financial results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The following tables show adjustments made to Operating Income and SG&A expenses between reported GAAP and Non-GAAP results for the three months ended March 31, 2010 and 2009 and fiscal year 2010 and 2009:

	Three Months Ended
	3/31/10 (in thousands)	3/31/09 (in thousands)	Year Ended 2010 (in thousands)	Year Ended 2009 (in thousands)
Operating Income, as reported	$6,288	$4,268	$22,911	$22,865
Facility Closure Expense	4	2,553	1,479	2,553
Gain on Sale of Certain Cylinder Assets	(3,451)	—	(3,451)	—
Other Special Charges	1,867	—	2,153	935

Adjusted Operating Income (Non-GAAP)	$4,708	$6,821	$23,092	$26,353

	Three Months Ended
	3/31/10 (in thousands)	3/31/09 (in thousands)	Year Ended 2010 (in thousands)	Year Ended 2009 (in thousands)
SG&A Expenses, as reported	$8,625	$6,053	$27,662	$27,388
Other Special Charges	1,867	—	2,152	935

Adjusted SG&A Expenses (Non-GAAP)	$6,758	$6,053	$25,510	$26,453

For more information, please contact: Dawn H. Bertsche

Senior Vice President-Finance and Chief Financial Officer

Multi-Color Corporation, (513) 345-1108